Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Announces Election of New Members to Board of Directors

Westlake, Ohio, USA – February 16, 2010 — Nordson Corporation (Nasdaq: NDSN) today announced the election of three new directors to its board along with the re-election of two current directors, all for terms expiring in 2013. The total number of Nordson directors will remain at 12 as the three new directors replace three retired directors.

Newly elected to the Nordson Board of Directors are Michael F. Hilton, 55; Victor L. Richey Jr., 52; and Lee C. Banks, 46.

Mr. Hilton became Nordson’s President and Chief Executive Officer effective January 16, 2010. Prior to his joining Nordson, Mr. Hilton was Senior Vice President and General Manager for Air Products and Chemicals Inc. with specific responsibility for leading the company’s $2 billion global Electronics and Performance Materials segment. Air Products and Chemicals Inc. serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services.

Mr. Richey is Chairman, President and Chief Executive Officer of ESCO Technologies Inc., a diversified manufacturer of special purpose utility solutions for electric, gas and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation; engineered filtration products to the aviation, space and process markets worldwide; and RF shielding and EMC test products.

Mr. Banks is Executive Vice President and Operating Officer of Parker Hannifin Corporation. Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets.

Re-elected to the Nordson Board are Randolph W. Carson, 58, and Benedict P. Rosen, 73, directors since 2009 and 1999 respectively.

Retired as directors are Edward P. Campbell, former Nordson Chairman, President and CEO; William D. Ginn, a retired partner at Thompson Hine LLP; and, as previously announced in December of 2009, William W. Colville, a legal consultant. Current Nordson Director Joseph P. Keithley, Chairman, President and Chief Executive Officer of Keithley Instruments, Inc., succeeds Campbell as chairman of the Nordson board.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries.

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